Exhibit 99.114

Execution Version

LIMITED GUARANTEE

This Limited Guarantee, dated as of December 18, 2015 (this "Limited Guarantee"), is made by Global Village Associates Limited, a British Virgin Islands company (including its successors and permitted assigns, the "Guarantor"), in favor of Qihoo 360 Technology Co. Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the "Guaranteed Party"). Reference is hereby made to each of: (i) that certain Agreement and Plan of Merger, dated of even date herewith (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the "Merger Agreement"), by and among the Guaranteed Party, Tianjin Qixin Zhicheng Technology Co., Ltd. (天津奇信志成科技有限公司), a limited liability company incorporated under the laws of the People’s Republic of China ("Holdco"), Tianjin Qixin Tongda Technology Co., Ltd. (天津奇信通达科技有限公司), a limited liability company incorporated under the laws of the People’s Republic of China ("Parent"), True Thrive Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Midco"), and New Summit Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Merger Sub"); (ii) that certain limited guarantee, dated of even date herewith (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the "Investor Guarantee") between the Tianjin Xinxin Qiyuan Investment Limited Partnership (天津信心奇缘股权投资合伙企业 (有限合伙)), a limited partnership established under the laws of the PRC (“Investor”) and the Guaranteed Party; (iii) that certain equity commitment letter, executed by the Investor on the date hereof in favor of Holdco, Parent and the Guaranteed Party (the "Equity Commitment Letter" and, together with the Limited Guarantee, the “Investor Documents”); and (iv) those certain escrow agreements, executed by each of the Equity Investors (as defined in the Merger Agreement), Parent and the Guaranteed Party (the “Escrow Agreements”).

Unless otherwise provided herein, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

1.           Limited Guarantee.

(a)          (a)          To induce the Guaranteed Party to enter into the Merger Agreement, the Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, subject to the terms and conditions hereof, the due and punctual payment and performance when due of the Investor’s payment obligations (the "Guaranteed Obligation") under the Investor Documents; provided that the maximum aggregate liability of the Guarantor hereunder shall not exceed $ 30,431,770 (the "Maximum Amount").

(b)          The Guaranteed Party hereby agrees that (x) the Guarantor shall in no event be required to pay more than the Maximum Amount under or in respect of this Limited Guarantee and (y) the Guarantor shall not have any obligation or liability to any Person (including, without limitation, to the Guaranteed Party's equity holders, Affiliates and/or subsidiaries) relating to, arising out of or in connection with this Limited Guarantee, the Investor Documents or the Merger Agreement other than as expressly set forth herein or the Merger Agreement.

(c)          The liability of the Guarantor under this Limited Guarantee shall, to the fullest extent permitted under applicable law, be absolute, irrevocable and unconditional. Except to the extent terminated pursuant to the provisions of Section 4 hereof, (i) this Limited Guarantee is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of, and be enforceable by, the Guaranteed Party and its successors, permitted transferees and permitted assigns, and (ii) the Guarantor shall continue to own the Company Shares currently held by it as of the date hereof, and will not sell, transfer or otherwise disposes of any Company Shares without the prior written consent of the Guaranteed Party until the indefeasible payment and satisfaction in full of the Guaranteed Obligations.

(d) To the fullest extent permitted by applicable Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, acceptance hereof, presentment, demand for payment, notice of non-performance, default, dishonor and protest, any notice not provided for herein, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, and all suretyship defenses generally (other than defenses to the payment of the Guaranteed Obligation that are available to Investor under the Investor Documents or Parent under the Escrow Agreement, as applicable, or a breach by the Guaranteed Party of this Limited Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated under the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

2.           Escrow Agreements. The Guarantor hereby agrees that it will use its reasonable best efforts to cause Parent to (i) enforce the Escrow Agreements, and (ii) not utilize or release any Escrowed Amount from the Parent Account except in accordance with the terms of the applicable Escrow Agreements. Capitalized terms used in this paragraph but not otherwise defined herein shall have the meanings ascribed to such terms in the Escrow Agreements.

3.           Sole Remedy; No Recourse. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party further agrees that neither it nor any other Person (including, without limitation, the Guaranteed Party's equityholders, Affiliates and Subsidiaries) has any right of recovery against, and no personal liability shall attach to, the Guarantor, any former, current or future, director, officer, employee, agent or Affiliate of the Guarantor, any former, current or future, direct or indirect holder of any equity interests or securities of the Guarantor (whether such holder is a limited or general partner, member, manager, stockholder or otherwise), or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or representative any of the foregoing (each such Person, a "Related Person"), through the Investor or any Parent Party or otherwise, whether by or through attempted piercing of the corporate, limited liability company or limited partnership veil, by or through a claim by or on behalf of the Investor against the Guarantor or any Related Person (except for any claim to compel Holdco and/or Parent to enforce the Equity Commitment Letter in accordance with the terms thereof), or otherwise, except for its rights against the Guarantor under this Limited Guarantee. Recourse against the Guarantor under this Limited Guarantee shall be the sole and exclusive remedy of (i) the Guaranteed Party and (ii) all of the Guaranteed Party's equityholders, Affiliates and Subsidiaries against the Guarantor and any Related Person (other than the Investor and its successors and assigns) in respect of any liabilities or obligations arising under, or in connection with, this Limited Guarantee, the Investor Documents, the Merger Agreement or the transactions contemplated hereby or thereby, including by piercing the corporate, limited liability company or limited partnership veil or by a claim by or on behalf of any Parent Party.

4.          Termination. This Limited Guarantee shall terminate (and the Guarantor shall have no further obligations hereunder) upon the termination of both Investor Documents in accordance with their terms.

5.          Survival. The provisions of this Limited Guarantee that are for the benefit of any Related Person (including the provisions of Sections 3 and 4) shall indefinitely survive any termination of this Limited Guarantee for the benefit of the Guarantor and any Related Persons.

6.          Entire Agreement. This Limited Guarantee, the Merger Agreement and the Investor Documents constitute the entire agreement with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among the Parent Parties and/or the Guarantor or any of their respective Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand, regarding the subject matter hereof.

7.          Amendments and Waivers. Any provision of this Limited Guarantee may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Guarantor and the Guaranteed Party or, in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

8.          Counterparts. This Limited Guarantee may be executed in counterparts (including by facsimile or electronically transmitted signature pages), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

9.          Notices. All notices, requests, claims, demands and other communications hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next Business Day), by reliable international overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

if to the Guarantor:

c/o Mr. Zhou Hongyi

Tower B, Building 2, No.6 Jiuxianqiao Road,

Chaoyang District, Beijing 100015

with copies to:

Kirkland & Ellis

26th Floor, Glouster Tower, The Landmark

15 Queen's Road Central
Hong Kong

Facsimile: +852-3761-3301

Attention: David Zhang and Jesse Sheley

If to the Guaranteed Party, as provided in Section 9.2 of the Merger Agreement.

10.         Governing Law. This Limited Guarantee (except for the arbitration agreement in Section 11) shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

11.         Jurisdiction; Waiver of Service of Process. In the event any dispute arises among the parties hereto out of or in relation to this Limited Guarantee, including any dispute regarding its existence, interpretation, performance, breach, termination or validity, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any party has served written notice on the other parties requesting the commencement of such consultations, then any party may demand that the dispute be finally settled by arbitration in accordance with the following provisions of this Section 11. The arbitration shall be conducted in accordance with the Hong Kong International Arbitration Centre ("HKIAC") Administered Rules in force when a notice of arbitration is submitted. The seat and venue of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The law of the arbitration agreement shall be Hong Kong law. The appointing authority shall be the HKIAC. There shall be three arbitrators. One arbitrator shall be nominated by the claimant(s), irrespective of number, and one arbitrator shall be nominated by the respondent(s), irrespective of number. If the respondent(s) shall abstain from nominating their arbitrator, the HKIAC shall appoint such arbitrator. The two arbitrators so chosen shall select a third arbitrator; provided that if such two arbitrators shall fail to choose a third arbitrator within 30 days after such two arbitrators have been selected, the HKIAC, upon the request of any party, shall appoint a third arbitrator. The third arbitrator shall be the presiding arbitrator. The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it shall not be disclosed beyond the tribunal, the parties, their legal and professional advisers, and any person necessary for the conduct of the arbitration, unless otherwise required by Law or the parties hereto otherwise agree in writing. The parties agree that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless otherwise required by Law or the parties hereto otherwise agree in writing. Upon and after the submission of any dispute to arbitration, the parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this letter agreement, except insofar as the same may relate directly to the matters in dispute. The parties hereby agree that any arbitration award rendered in accordance with the provisions of this Section 11 shall be final and binding upon them, and the parties further agree that such award may be enforced by any court having jurisdiction over the party against which the award has been rendered or the assets of such party wherever the same may be located. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any other legal proceeding among the Parties pursuant to or relating to this Agreement, each Party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity.

12.          Representations and Warranties. The Guarantor hereby represents and warrants to the Guaranteed Party that:

(a)          it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(b)          it has all necessary power and authority to execute, deliver and perform this Limited Guarantee;

(c)          the execution, delivery and performance of this Limited Guarantee by the Guarantor has been duly and validly authorized and approved by all necessary action, and no other proceedings or actions on the part of the Guarantor are necessary therefor;

(d)          all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(e)          this Limited Guarantee has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against the undersigned in accordance with its terms (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law));

(f)          the execution, delivery and performance by the undersigned of this Limited Guarantee do not and will not violate the organizational documents of the undersigned or violate any applicable law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets or properties; and

(g)          it has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect.

13.         No Assignment. Neither this Limited Guarantee nor any of the rights, interests or obligations hereunder shall be assignable without the prior written consent of the Guaranteed Party (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Guaranteed Party).

14.         Waiver of Jury Trial. EACH OF THE PARTIES TO THIS LIMITED GUARANTEE HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 14.

15.         Severability. Any term or provision of this Limited Guarantee which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Limited Guarantee in any jurisdiction and, if any provision of this Limited Guarantee is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable; provided that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Maximum Amount provided in Section 1 hereof and to the provision of Sections 3 hereof. No party hereto shall assert, and each party shall cause its respective Affiliates and subsidiaries not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable.

16.         Headings. Headings of the Sections of this Limited Guarantee are for convenience only and shall be given no substantive or interpretive effect whatsoever.

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IN WITNESS WHEREOF, the undersigned have caused this Limited Guarantee to be executed and delivered as of the date first written above.

Global Village Associates Limited

By:	/s/ Hongyi Zhou
Name: Hongyi Zhou
Title: Authorized Representative

Qihoo 360 Technology Co. Ltd.

By:	/s/ Eric X. Chenv
Name: Eric X. Chen
Title: Director

[Signature Page to Limited Guarantee]